EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Mel Stephens
(248) 447-1624
Lear Corporation Announces Results
of Annual Meeting of Stockholders
     Wilmington, Del., July 16, 2007 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating, electronics and electrical distribution systems, announced that at its Annual Meeting of Stockholders held today in Wilmington, Del., an insufficient number of shares were voted in favor of the merger proposal with American Real Estate Partners L.P. (AREP). As a result of this vote by stockholders, Lear’s Merger Agreement with AREP will terminate in accordance with its terms and Lear will continue to operate as a standalone publicly-traded company.
     “We respect the stockholder majority and intend to operate our business going forward with the same high level of intensity and commitment to customer satisfaction and stockholder value we have always had,” said Bob Rossiter, Lear’s chairman and chief executive officer. “At the time we entered into the Merger Agreement with AREP, we had a clear strategy and business plan for the future. We will continue to execute that plan.”
     Rossiter continued: “In the end, while there were many different viewpoints on the transaction, the decision came down to each individual owner’s investment perspective, outlook for the future and assessment of the risks. What we all can take away from this proposed transaction and ultimate vote is that both Mr. Icahn and our present stockholders share a common positive view of Lear’s long-term prospects.”
     Additionally, stockholders voted on the following items:
•	For the reelection of three directors, Larry W. McCurdy, Roy E. Parrott and Richard F. Wallman;
(more)

•	For amendments to Lear’s Amended and Restated Certificate of Incorporation in order to eliminate the current classified structure of the Board and phase in over a three year period the annual election of each member of the Board;

•	For the appointment of Ernst & Young LLP as Lear’s independent registered public accounting firm;

•	For a non-binding stockholder proposal to initiate a process to amend the Corporate governance documents to provide that director nominees shall be elected by affirmative vote of the majority of votes cast at the annual meeting of stockholders, with a plurality vote standard retained for the contested director elections, that is, when the number of nominees exceeds the number of board seats;

•	Against a non-binding stockholder proposal on Global Human Rights Standards.
     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electronic products and electrical distribution systems. Lear’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 236 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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